Exhibit 99.1

Media contact:
Karla Olsen,
director, corporate
communications
Phone: 888.613.0003
FAX: 316.261.6769
karla.olsen@WestarEnergy.com

Investor contact:
Bruce Burns,
director, investor relations
Phone: 785.575.8227
bruce.burns@WestarEnergy.com

WESTAR ENERGY ANNOUNCES 2007 RESULTS

TOPEKA, Kan., Feb. 29, 2008 — Westar Energy, Inc. (NYSE:WR) today announced 2007 earnings of $167.4 million, or $1.85 per share, compared with 2006 earnings of $164.3 million, or $1.88 per share. The lower earnings per share reflects additional shares issued in 2007 to fund the company’s growth plan. The company reported fourth quarter 2007 earnings of $13.5 million, or $0.15 per share, compared with fourth quarter 2006 earnings of $12.8 million, or $0.15 per share.

2007 Full Year Results Compared with 2006 Full Year Results

Westar Energy reported 2007 revenues of $1.7 billion, $121.1 million higher than 2006 revenues of $1.6 billion. Retail sales increased by $26.7 million, or 2.3 percent, due primarily to higher residential and commercial sales and a decrease in refund obligations. Wholesale sales increased $79.2 million, or 26.3 percent, due primarily to increased sales volumes because the company’s generating facilities were operated in 2007 without restriction for coal conservation measures as was the case in 2006, and the company’s nuclear plant operated without any planned or unplanned outages in 2007. Additionally, the company had higher sales from a long-term wholesale sale agreement entered into in April 2007.

Westar Energy announces 2007 results, page 2 of 5

Operating expenses increased $90.5 million, due primarily to increased fuel and purchased power expense and higher depreciation expense. Fuel and purchased power expense increased $60.5 million due principally to increased sales and higher unit cost of fuel and purchased power. The higher fuel and purchased power expense is largely recovered through a fuel adjustment clause, which allows the timely recovery of these costs. Depreciation expense increased $12.7 million due primarily to higher plant balances.

Other expense for 2007 was $1.3 million compared with other income of $13.5 million in 2006, a decrease of $14.8 million, due primarily to lower income from corporate-owned life insurance.

2007 Fourth Quarter Results Compared with 2006 Fourth Quarter Results

Westar Energy reported revenues of $392.9 million for the fourth quarter 2007, an increase of $49.7 million compared with $343.2 million in 2006. Retail revenues increased by $25.7 million, or 11.5 percent, principally due to smaller refund obligations in 2007 compared with the same period last year. Wholesale sales increased $19.0 million, or 22.9 percent, due primarily to increased sales volumes due to higher availability of the company’s baseload generating facilities and a long-term wholesale sale agreement entered into in April 2007.

Operating expenses increased $50.1 million, reflecting primarily higher fuel and purchased power expense and higher depreciation expense. Fuel and purchased power expense increased $33.8 million, due primarily to increased sales and higher per unit cost of fuel. The $19.2 million increase in depreciation expense is due primarily to an $18.8 million reduction in the fourth quarter 2006 depreciation expense that resulted from the KCC reversing a portion its December 2005 rate order with regard to allowable depreciation expense.

Westar Energy announces 2007 results, page 3 of 5

Interest expense decreased by $5.3 million due primarily to the reversal of $9.3 million of tax-related interest expense due to a federal income tax settlement. The decrease was partially offset by higher interest expense associated with a capital lease related to the eight percent leasehold interest in Jeffrey Energy Center that the company acquired in April 2007 and increased long-term debt outstanding. Effective January 1, 2007, the company began recording interest related to income tax uncertainties as interest expense instead of as income tax expense.

2008 Earnings Guidance

The company announced earnings guidance for 2008 of $1.50 to $1.65 per share, excluding the possible effects of settlements of open prior period income tax audits. The company posted to its Web site a summary of the principal earnings drivers and adjustments used in arriving at 2008 earnings guidance. The summary can be located under Investor Presentations within the Investors section of the company Web site at www.WestarEnergy.com.

Conference Call and Additional Company Information

Westar Energy management will host a conference call with the investment community Friday, Feb. 29 at 10 a.m. ET (9 a. m. CT). Investors, media and the public may listen to the conference call by dialing 888-680-0860, participant code 11864786. A Web cast of the live conference call will be available at www.WestarEnergy.com.

Members of media are invited to listen to the conference call and then contact Karla Olsen with any follow-up questions.

This earnings announcement, a package of detailed year-end 2007 financial information, 2008 earnings guidance, the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2007 and other filings the company has made with the Securities and Exchange Commission are available on the company’s Web site at www.WestarEnergy.com.

Westar Energy announces 2007 results, page 4 of 5

Westar Energy, Inc. (NYSE: WR) is the largest electric utility in Kansas, providing electric service to about 674,000 customers in the state. Westar Energy has about 6,100 megawatts of electric generation capacity and operates and coordinates approximately 33,000 miles of electric distribution and transmission lines.

For more information about Westar Energy, visit us on the Internet at http://www.WestarEnergy.com.

Forward-looking statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend,” “guidance” or words of similar meaning. Forward-looking statements describe future plans, objectives, expectations or goals. Although Westar Energy believes that its expectations are based on reasonable assumptions, all forward-looking statements involve risk and uncertainty. Therefore, actual results could vary materially from what we expect. Please review our Annual Report on Form 10-K for the year ended Dec. 31, 2007 for important risk factors that could cause results to differ materially from those in any such forward-looking statements. Any forward-looking statement speaks only as of the date such statement was made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.

Westar Energy announces 2007 results, page 5 of 5

Attachment 1

WESTAR ENERGY, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2007	2006	Change	2007	2006	Change
Sales	$392,854	$343,152	$49,702	$1,726,834	$1,605,743	$121,091

Fuel and purchased power	126,979	93,157	33,822	544,421	483,959	60,462
Operating and maintenance	122,726	119,690	3,036	473,525	463,785	9,740
Depreciation and amortization	51,232	31,988	19,244	192,910	180,228	12,682
Selling, general and administrative	45,800	51,826	(6,026)	178,587	171,001	7,586

Total Operating Expenses	346,737	296,661	50,076	1,389,443	1,298,973	90,470

Income from Operations	46,117	46,491	(374)	337,391	306,770	30,621
Other income (expense)	1,378	1,108	270	(1,315)	13,501	(14,816)
Interest expense	19,155	24,447	(5,292)	103,883	98,650	5,233
Income tax expense	14,575	10,079	4,496	63,839	56,312	7,527

Net Income	13,765	13,073	692	168,354	165,309	3,045
Preferred dividends	242	242	—	970	970	—

Earnings Available for Common Stock	$13,523	$12,831	$692	$167,384	$164,339	$3,045

Basic Earnings Per Share	$0.15	$0.15	$—	$1.85	$1.88	$(0.03)

Average equivalent common shares outstanding	92,963	87,714		90,676	87,510